Exhibit 99.1

Contacts:

Linda Heller	Kristyn Moll
Senior Vice President, Finance and CFO	Avalon Investor Relations
(805) 987-8741	(512) 514-6046

For Silver Lake Sumeru:
Rich Myers
Edelman
(212) 819-4807

POWER-ONE ANNOUNCES CLOSE OF $60 MILLION INVESTMENT

FROM SILVER LAKE SUMERU

Camarillo, CA, May 8, 2009 — Power-One, Inc. (NASDAQ: PWER) (the “Company”), a leading provider of power conversion and power management solutions, today announced that it has closed the previously announced $60 million investment by Silver Lake Sumeru, a leading investment fund focused on middle-market technology enterprises.  The Company also obtained majority consent from its note holders to amend certain covenants of the 8% Senior Secured Convertible Notes (the “8% Notes”), as announced on April 23, 2009.

The net proceeds from the transaction, after deducting the estimated expenses, are approximately $56 million. Power-One used a portion of the proceeds to repurchase $21.75 million of the 8% Notes from consenting bondholders.  The Company intends to use the remaining proceeds to fund strategic initiatives and provide for working capital needs and general corporate purposes.

In conjunction with the close of the transaction, Kyle Ryland and Ajay Shah of Silver Lake Sumeru have joined the Power-One Board of Directors.

About Power-One

Power-One designs and manufactures energy-efficient power conversion and power management solutions for alternative/renewable energy, routers, data storage and servers, wireless communications, optical networking, medical diagnostics, military, railway controls, semiconductor test equipment, and custom applications.  Power-One, with headquarters in Camarillo, CA, has global sales offices, manufacturing, and R&D operations in Asia, Europe, and the Americas.  For information on Power-One and its products, visit the Company’s Web site at www.power-one.com.

About Silver Lake Sumeru

Silver Lake Sumeru is the leader in private investments in middle-market technology companies. The Silver Lake Sumeru team applies fundamental operating insight, deep technology sector expertise, and world-class investing skills to acquire and manage companies. Silver Lake Sumeru’s portfolio includes sector-leading technology companies such as AVI-SPL, i2 and Mobile Messenger. Silver Lake Sumeru is a group within Silver Lake, a private investment firm with a leading market position in large cap investments in technology, technology-enabled, and related growth industries. Silver Lake’s portfolio includes or has included technology industry leaders such as Ameritrade, Avago, Avaya, Business Objects, Flextronics, Gartner, Gerson Lehrman Group, Instinet, Intelsat, IPC Systems, MCI, NASDAQ, NetScout, NXP, Sabre Holdings, Seagate Technology, Serena Software, SunGard Data Systems, Thomson and UGS. For more information, please visit www.silverlake.com.

Safe Harbor Statement

Statements made in this press release which state the Company’s or management’s intentions and expectations for the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. It is important to note that future performance and actual results could differ materially from those such forward-looking statements as a result of risks and uncertainties that cannot be predicted or quantified and that are beyond the Company’s control. Important factors that could cause actual results to differ materially include, but are not limited to: economic conditions in general and business conditions in the power supplies and renewable energy markets; foreign exchange rates; the Company’s ability to improve its operational and supply chain efficiencies; competitive factors such as pricing and technology; the timing and results achieved in completing product manufacturing transitions to Company facilities in China or other low-cost locations;  the threat of a prolonged economic slowdown or a lengthy or severe recession; continued volatility of the financial markets, including fluctuations in interest rates and trading prices of the Company’s equity securities; the results of pending legal proceedings; the Company’s ability to secure market share in higher margin, high-growth markets; the market growth of product sectors targeted by the Company as sectors of focus; and the Company’s ability to increase working capital.  Additional information concerning factors that could cause actual results to differ materially from expectations expressed in this press release are described  in the Company’s reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 from time to time, which  are also available through the Company’s Website at www.power-one.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at www.sec.gov. Power-One undertakes no obligation to publicly update or revise any forward-looking statement.